Exhibit 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000
212-757-3990
February 7, 2011
Harbinger Group Inc.
350 Park Avenue, 27th Floor
New York, NY 10022
Registration Statement on Form S-4
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Harbinger Group Inc., a Delaware corporation (the “Issuer”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the issuance of $350,000,000 aggregate principal amount of the Issuer’s 10.625% Senior Secured Notes due 2015 (the “Exchange Notes”).

Harbinger Group Inc.	2
     The Exchange Notes are to be offered in exchange for the Issuer’s outstanding $350,000,000 aggregate principal amount of 10.625% Senior Secured Notes due 2015 (the “Initial Notes”). The Exchange Notes will be issued by the Issuer in accordance with the terms of the Indenture, dated as of November 15, 2010 (the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee.
     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement;
     2. the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibit 4.1 to the Registration Statement; and
     3. the Registration Rights Agreement, dated as of November 15, 2010 (the “Registration Rights Agreement”), among the Issuer and the Initial Purchasers listed therein, included as Exhibit 4.3 to the Registration Statement.
     In addition, we have examined (i) such corporate records of the Issuer that we have considered appropriate, including a copy of the certificate of incorporation and by-laws of the Issuer, certified by the Issuer as in effect on the date of this letter, and copies of resolutions of the board of directors of the Issuer relating to the issuance of the Exchange Notes certified by the Issuer and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and

Harbinger Group Inc.	3
warranties of the Issuer made in the Documents and upon certificates of public officials and the officers of the Issuer.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes will be issued as described in the Registration Statement and (ii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that when duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws

Harbinger Group Inc.	4
affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.
Very truly yours,
/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP